Exhibit 99.1

Email to Employees

Definitive Healthcare team:

Today I’m announcing the most difficult decision that we’ve ever had to make at Definitive Healthcare. We’re reducing the size of our team by around 6% and saying goodbye to many talented friends and colleagues in the process. If you are among those impacted, you have already received an invitation to meet with an ELT member later this morning. We’re very sorry to be taking this action, and the ELT and I are fully responsible for the decisions leading up to it.

Definitive Healthcare has experienced tremendous revenue growth over the past decade – many years in excess of 30% annually – and our hiring grew at an even higher rate. However, the world around us changed materially throughout 2022, as the economy slowed down and companies became more cautious with their purchasing decisions. While we continue to grow, these changes require us to revisit our cost structure.

The executive leadership team worked vigorously to manage budgets in an effort to avoid this outcome, and I know many of you felt the impact of our slower hiring and expense management in the fourth quarter. However, given that the majority of our spending is on people, we unfortunately could not manage our expenses far enough down without reducing our headcount.

We have tried to be as deliberate and thoughtful as possible in this process, and we attempted to map all reductions to our business strategy and the capabilities that we will need moving forward. We looked broadly at our organizational structure with a goal to impact as few people as possible.

For employees departing Definitive Healthcare, your last day will be Friday, January 13. We have assembled a generous exit package for you, including salary continuation for a minimum of three months, benefits continuation for a minimum of six months, and access to our third-party outplacement support agency. We will also pay out variable compensation – be it bonuses or sales incentives – according to your individual plan. In addition, you will receive any unvested equity that was set to vest on or before March 31, 2023. Details on these various elements of severance will be laid out in your individual severance package documents.

If you are a colleague impacted by today’s actions, I want you to know that this is not a reflection on you or your contribution to the company. As the company experienced rapid growth over the past few years, we hired at an even more aggressive rate in anticipation of continued growth. The ELT owns the decision to hire at this pace, and we each feel accountable for today’s actions, especially me, as your leader. This action is one that I never wanted to take, and I’m very sorry that we are at this point. On behalf of the ELT, I want to emphasize that we appreciate all your contributions to Definitive Healthcare, and more importantly, we care deeply about you as colleagues and friends.

I’m sure that this news is emotional for all our Definitive Healthcare teammates. Our close-knit culture is what makes Definitive Healthcare so special, and that makes today’s events even more difficult to process. Please take the time to work through your feelings in the manner that works best for you. This morning, senior leadership and HR will be meeting with the impacted employees. Starting this afternoon, the ELT and the HR Team will be holding open office hours today, tomorrow, and next week. And of course, you can always discuss any topic at any time with your manager or reach out directly to me.

While today’s changes are painful, they are necessary to our path forward, and I remain very optimistic about Definitive Healthcare’s prospects. We have an incredible platform, the best data on the entire U.S. healthcare ecosystem, and fantastic proprietary analytics that our customers use to generate new intelligence each day. As customers begin to emerge from the economic downturn, I’m confident that Definitive Healthcare will be one of their first purchases to help set them back on the journey to commercial growth. We continue to grow rapidly as a company, and with a leaner enterprise, we will create the room to invest in our future growth and success.

For the rest of this week, let’s all focus on helping our friends and colleagues who are leaving Definitive Healthcare. At Tuesday’s town hall, we’ll reset, recalibrate, and move forward.

Robert